Exhibit 5.2

[VINSON & ELKINS R.L.L.P. LETTERHEAD]

14 February 2007

Britannia Bulk Plc

Dexter House

2 Royal Mint Court

London

EC3N 4QN

United Kingdom

Ladies and Gentlemen

Britannia Bulk Plc

We have acted inter alia, as English counsel for Britannia Bulk Plc, a company incorporated under the laws of England and Wales (the “Issuer”) and Britannia Bulkers Plc, a company incorporated under the laws of England and Wales (the “Guarantor” and together with the Issuer, the “Registrants”) in connection with the filing by the Registrants under the Securities Act of 1933, as amended (the “Act”) of a registration statement on Form F-4 (the “Registration Statement” with the United States Securities and Exchange Commission (the “Commission”). Pursuant to the Registration Statement, an aggregate principal amount of up to $185,000,000 of the Issuer’s 11% Senior Secured Notes due 2011, guaranteed by the Guarantor and certain other subsidiary guarantors (the “Outstanding Notes”), are exchangeable for up to a like principal amount of 11% Senior Secured Notes due 2011, guaranteed by the Guarantor and certain other subsidiary guarantors (the “Exchange Notes”) as registered with the Commission. The Outstanding Notes were and the Exchange Notes will be, issued pursuant to an Indenture (the “Indenture”) dated 16 November 2006 among the Issuer, the Guarantor, certain subsidiaries of the Company listed in the Registration Statement as guarantors, and Wilmington Trust, National Association (the “Trustee”), as supplemented by the First Supplemental Indenture dated 6 February 2007 (the “First Supplemental Indenture”) and the Second Supplemental Indenture dated 9 February 2007 (the “Second Supplemental Indenture”).  The Exchange Notes and the Outstanding Notes are hereinafter collectively referred to as the “Notes”.

1.                                      DOCUMENTS

1.1                                 For the purposes of giving this opinion, we have only examined copies of the documents listed below and have relied upon the statements as to factual matters (and assumed such statements are correct) contained in or made pursuant to each of them:

(i)                                     the Registration Statement;

(ii)                                  the Indenture;

(iii)                               the First Supplemental Indenture;

(iv)                              the Second Supplemental Indenture;

(v)                                 a specimen of the Outstanding Notes;

(vi)                              the form of Exchange Notes contained in the Indenture;

(vii)                           the form of guarantee to be issued by the Guarantor relating to the Issuer’s obligations under the Exchange Notes (the “Guarantee”); and

(viii)                        such other certificates, instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

The documents listed in (i) – (viii) above are collectively referred to as the “Documents”.

1.2                                 Except as mentioned above, we have not examined any agreements, instruments, records or other documents whatsoever relating to the Issuer and have not made any other enquiries or investigations concerning the Issuer in connection with the giving of this opinion.

2.                                      OPINION LIMITED TO THE LAWS OF ENGLAND AND WALES

2.1                                 The opinion set out herein relates only to the laws of England and Wales as the same are in force at the date hereof.  We do not purport to give any opinion as to the laws of any other jurisdiction including but not limited to, New York.

2.2                                 This opinion is limited to the facts and circumstances known to us which are subsisting at the date hereof.

2.3                                 Furthermore, we express no opinion as to matters of fact and our opinion is to be construed in accordance with and is governed by the laws of England and Wales.

3.                                      ASSUMPTIONS

In rendering the opinions expressed below, we have assumed:

3.1                                 legal capacity of all individuals, the genuineness of all signatures on the Documents and the completeness and the conformity to original documents, of all copies (including faxed copies) submitted to us and the authenticity of such original documents;

3.2                                 that the obligations described in the Documents and all other documents entered into, or to be entered into, pursuant thereto (in each case, including, without limitation, all transfers, novations, assignments, assumptions and accessions thereof) create and constitute the valid, legally binding and enforceable obligations of each of the parties thereto (other than in respect of the laws of England and Wales);

3.3                                 that there are no laws of any jurisdiction outside England and Wales which would be contravened by the execution, delivery or performance of any of the Documents or any other documents entered into (or to be entered into) in connection therewith by each of the parties thereto respectively, or by the enforcement thereof by or against any of such parties;

3.4                                 the accuracy, currency and sufficiency of information held at and disclosed by U.K. Companies House;

3.5                                 that the parties to the documents listed in paragraph 1.1 above are duly incorporated (other than in respect of the laws of England and Wales); and

3.6                                 that the Exchange Notes and the Guarantee will be issued in substantially and materially the form reviewed by us.

4.                                      OPINION

On the basis of the foregoing and subject to the qualifications set out below, we are of the opinion that, under the laws of England and Wales at the date of this opinion:

4.1                                 each of the Registrants is a public limited company duly organised and validly existing under the laws of England and Wales;

4.2                                 execution and issue of the Guarantee has been duly authorised by all necessary corporate action of the Guarantor;

4.3                                 execution and issue of the Exchange Notes has been duly authorised by all necessary corporate action of the Issuer;

4.4                                 the Guarantee will, when the Exchange Notes are authenticated in accordance with the provisions of the Indenture and duly executed be of a type of legal document normally enforceable in the English Courts; and

4.5                                 the Exchange Notes will, when authenticated in accordance with the provisions of the Indenture and duly executed be of a type of legal document normally enforceable in the English Courts.

5.                                      QUALIFICATIONS AND RESERVATIONS

5.1                                 Our opinions are subject in all respects to the following qualifications, exceptions, assumptions and limitations.

5.2                                 As used in this opinion, the term “enforceable” means that the relevant obligation or document is of a type and form enforced by the English Courts.  It is not certain, however, that each obligation or document will be enforced in accordance with its terms in every circumstance, enforcement being subject to, inter alia, the nature of the remedies available in the English Courts and other principles of law and equity of general application.

5.3                                 By way of example only (and without limitation to the generality of the preceding paragraph):

(a)                                  the opinions expressed herein as to validity, binding effect or enforceability are subject to the effect of dissolution, winding-up, liquidation, insolvency, bankruptcy, reorganisation, moratorium or other similar circumstances and/or laws generally affecting the rights of creditors and to the application of equitable principles (whether in equity or at law) including the concepts of materiality, reasonableness, good faith and fair dealing; and

(b)                                 such opinions are qualified as follows:

(i)                                     an English Court applying such principles of equity, among other things, might not allow the declaration of an event of default based upon an event deemed immaterial or might not require a party to perform certain covenants;

(ii)                                  the enforcement of the rights and obligations of the parties to the Documents may be limited by the provisions of the laws of England and Wales concerning frustration of contracts;

(iii)                               claims may become barred under the Limitation Acts or may become subject to defences of set-off, counterclaim or estoppel (whether by conduct or representation);

(iv)                              an English Court would not give effect to obligations providing for the payment of interest or damages if the amount expressed as being payable were a penalty or in the nature of a penalty;

(v)                                 to the extent that any operative provision of the Documents is reliant on another contract, or a provision in another contract, and such provision or such contract is held to be void then such operative provision, to the extent of such reliance, would also be unenforceable;

(vi)                              any determination or certificate made or given pursuant to any provision of any of the Documents which provides for such determination or certificate to be final conclusive or binding might be held under English law not to be final conclusive or binding if such determination or certificate could be shown to have been incorrect unreasonable or arbitrary or not to have been given or made in good faith;

(vii)                           an English Court may stay proceedings if concurrent proceedings are being brought elsewhere; and

(viii)                        an English Court may not give effect to a purported obligation to pay another party’s litigation costs and may make its own order as to costs.

5.4                                 We express no opinion as to whether any equitable remedies, and in particular an order for specific performance or an injunction, would be available in respect of any of the obligations set out in the Documents or whether any specific remedy, other than monetary damages, would be available.

5.5                                 We express no opinion with respect to the validity, binding effect or enforceability of the following provisions to the extent that the same are contained in the Documents:

(a)                                  provisions restricting access to courts or to legal or equitable remedies;

(b)                                 provisions purporting to waive, subordinate or not give effect to rights to notice, demands, legal defences, damages or other rights or benefits that cannot be waived, subordinated or rendered ineffective under applicable law;

(c)                                  provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability to the extent that the same are inconsistent with laws or public policy;

(d)                                 provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, wilful misconduct or unlawful conduct;

(e)                                  provisions relating to severability or subrogation;

(f)                                    provisions relating to rights of set off;

(g)                                 provisions relating to powers of attorney or purporting to grant any party to any Document the power to take actions on behalf of another party for a party’s benefit or protection to the extent such party could not otherwise take such actions;

(h)                                 provisions providing that decisions by a party are conclusive or are based upon such party’s sole or absolute discretion;

(i)                                     provisions requiring waivers, amendments or consents to be in writing or purporting to establish evidentiary standards for suits or proceedings to enforce the Documents;

(j)                                     provisions purporting to specify or dictate any interpretation or standard of interpretation applicable to the Documents; and

(k)                                  provisions that the express terms and conditions of any Document constitute the entire obligation of the parties hereto with regard to the subject matter thereof or which purport to exclude liability for pre-contract misrepresentations.

5.6                                 The English Courts:

(a)                                  will not recognise as valid a choice of law clause if the jurisdiction chosen was selected as a method of avoiding rules or regulations of another jurisdiction which, as a matter of public policy, the English Courts regard as properly being relevant to the transaction;

(b)                                 will not give effect to a judgment obtained in another jurisdiction if to do so would be contrary to public policy by reason, for example, of the judgment being obtained in proceedings which contravene the principles of natural justice;

(c)                                  may not enforce the Documents insofar as the performance of them is unlawful under the laws of the country where they are to be performed; and

(d)                                 may not, in their discretion, recognise as valid or binding a jurisdiction clause where the application of the clause would be contrary to the interests of justice and/or English public policy.

5.7                                 Whilst the English Courts would have power to give judgment expressed as an order to pay a currency other than pounds sterling and are normally prepared to do so, they may decline to do so in their discretion and may not enforce the benefit of currency conversion and indemnity clauses.

5.8                                 If a judgment to enforce the provisions of the Documents has been obtained in the courts of another jurisdiction (the “Foreign Courts”), the English Courts might not enforce the provisions thereof on the grounds that the obligations therein expressed to be assumed by the relevant parties would be discharged by such judgment obtained in the Foreign Courts.

5.9                                 We express no view as to the effectiveness of the Documents at any time following any changes being made to the terms thereof.

5.10                           Under English law, an agreement or a provision may be varied, amended or discharged by an oral agreement or in the course of dealing or by a course of conduct, notwithstanding any provision of the agreement to the contrary.

6.                                      LIMITATION

6.1                                 This opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter.

6.2                                 This opinion is given on condition that it is governed by and shall be construed in accordance with the laws of England and Wales and on condition that any action arising out of it is subject to the exclusive jurisdiction of the English Courts.

7.                                      CONSENT

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters”.  By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins R.L.L.P.